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     As filed with the Securities and Exchange Commission on March 27, 1997
                                               Registration No. 33-____________

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------


                          PACKAGING PLUS SERVICES, INC.
             (Exact name of registrant as specified in its charter)

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      Nevada                                                 11-2-81803
-----------------------                                   ----------------
(State or other juris-                                    (I.R.S. Employer
 diction of incorpora-                                     identification
 tion or organization)                                        number)

20 South Terminal Drive
Plainview, New York                                            11803
-----------------------                                   ----------------
(Address of Principal                                       (Zip Code)
 Executive Offices)

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                              CONSULTING AGREEMENT
                            (Full Title of the Plan)

                                   ----------

                                RICHARD ALTOMARE
                             CHIEF EXECUTIVE OFFICER
                          PACKAGING PLUS SERVICES, INC.
                             20 SOUTH TERMINAL DRIVE
                            PLAINVIEW, NEW YORK 11803
                                 (516) 349-1300
                          (Name, address and telephone
                          number, including area code,
                              of agent for service)

                                   ----------

                                    COPY TO:

                           Clifford A. Brandeis, Esq.
                          Zukerman Gore & Brandeis, LLP
                                900 Third Avenue
                            New York, New York 10022
                                 (212) 223-6700

                                   ----------


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                         CALCULATION OF REGISTRATION FEE
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                                         Proposed   Proposed
                                         maximum    maximum
                         Amount          offering   aggregate  Amount of
Title of securities      to be           price per  offering   registration
to be registered         registered      Share(1)   price(1)   fee
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Class A Common Stock,    160,000         $2.25      $360,000      $109.09
par value
$.005 per share

------
(1) Calculated in accordance with Rule 457(c).

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PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a)      General Plan Information

         (1) The name of the plan (the "Plan") is (i) the Consulting Agreement (the "Agreement") made as of the 1st day of February, 1997, as amended on March 14, 1997, by and between Packaging Plus Services, Inc. (the "Company" or "Registrant"), a Nevada corporation with offices at 20 South Terminal Drive, Plainview, New York 11803 and Mr. Rajiv Vohra ("Vohra"), an individual.

         400,000 shares of the Company's Class A Common Stock, par value $.005 per share (the "Common Stock"), are being issued pursuant to the Plan.

         (2) The general nature and purpose of the Agreement is for Vohra to provide public relations consulting services to the Registrant on a non-exclusive basis from time to time in a variety of capacities. The Agreement is effective for 17 months, and can be terminated at will by either party upon sixty (60) days prior written notice.

         (3) The Plan is not subject to any provisions of the Employee Retirement Income Securities of Act of 1974.

         (4) Additional information about the Plans may be obtained from:

                  Richard A. Altomare
                  Packaging Plus Services, Inc.
                  20 South Terminal Drive
                  Plainview, New York 11803
                  Telephone No.: (516) 349-1300

(b)      Securities to be Offered

         (1) 400,000 shares of the Company's Common Stock.

(c)      Employees Who May Participate in the Plan

         Vohra (the "Consultant") is the sole individual eligible to participate in the Plan.

(d)      Purchase of Securities Pursuant to the Plan and Payment for
         Securities Offered

         In exchange for providing his services pursuant to the Agreement, Vohra shall receive, in addition to cash compensation at the rate of $3,000 per month, 40,000 shares of Common stock per month for the eighth through seventeenth months of the term of the Agreement, for a total of 400,000 shares of Common Stock.

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         There will be no reports issued to the Consultant in connection with the status of its accounts.

(e)      Resale Restrictions

         There are no restrictions on resale of the securities being registered pursuant to the Plan.


(f)      Tax Effects of Plan Participants

         The value of the shares shall be deemed to be ordinary income to the Consultant and a business expense for the Registrant.

(g)      Investment of Funds

         Not applicable.

(h)      Withdrawal from the Plan; Assignment of Interest

         Not applicable.

(i)      Forfeitures and Penalties

         In the event the Consultant fails to fulfill its obligations pursuant to the Plan, the Company shall have the right to seek recovery for any damages incurred.

(j)      Charges and Deductions and Liens Therefor

         Not applicable.

Item 2.  Registrant Information and Employee Plan Annual Information.

         The Registrant shall provide to Consultant without charge, upon its written or oral request, the documents incorporated by reference in Item 3 of
Part II of this Registration Statement. Such documents are incorporated by reference in the Section 10(a) prospectus. The Registrant shall also provide Consultant, without charge, upon its written or oral request, with all other documents required to be delivered to employees pursuant to Rule 428(b). Any and all such requests shall be directed to the Registrant at its office at 20 South Terminal Drive, Plainview, New York 11803.

PART II. INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, prior to the filing of a post-effective amendment to the registration statement which

                                       2
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indicates that all of the shares of Class A Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or any other subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as to modified or superseded, to constitute a part of this registration statement.

         The following documents are incorporated in this Registration Statement by reference:

         (a) The Registrant's Quarterly Reports on Form 10-QSB for the quarters ended September 30, 1996 and December 31, 1996; the Registrant's current report on Form 8-K dated January 7, 1997; and the Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996.

Item 4.  Description of Securities.

         Not required.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         The Registrant has adopted a provision in its By-laws requiring the Registrant to indemnify each of its directors and officers, as well as persons serving at the request of the Registrant as a director, officer, partner or trustee of another entity, who was, is, or is threatened to be made a party, as defined therein, to any third party proceeding, as defined therein, which provides indemnification of such individuals against their expenses, judgments, fines, penalties and amounts paid in settlement in connection with such third party proceeding provided (1) the officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and (2) with respect to any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

         The Registrant's By-Laws further provide that the Registrant is required to indemnify each of its directors and officers who was or is an authorized representative of the Registrant and who was, is, or is threatened to

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be made a party to any "corporate proceeding," as defined therein, by reason of the fact that such person was or is an authorized representative of the Registrant against expenses (including attorneys' fees and disbursements) actually and reasonably incurred by such person in connection with the defense or settlement of such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the Registrant. In such a proceeding, however, such indemnification is permitted against expenses only provided that if the officer or director is adjudged to be liable to the Registrant, no indemnification is permitted unless the court determines that he or she is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         The Registrant's Certificate of Incorporation provides in Article Six that none of its directors shall be personally liable to the Registrant or its stockholders as a director of the Registrant for monetary damages resulting from breaches of any duty owed as a director except that, such provisions shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) for acts of omissions not in good faith or which involve a knowing violation of law;
(iii) under Sections 76.295 and 78.300 of the Nevada General Corporation Law; or
(iv) for any transaction from which the director derived an improper personal benefit.

         The Registrant's Certificate of Incorporation provides further in
Article 7 that all persons who the Registrant is empowered to indemnify pursuant to Nevada General Corporation Law shall be indemnified to the full extent permitted thereby.

         Section 7.752 of the Nevada General Corporation Law authorizes a corporation to indemnify officers, directors, employees and agents for costs in connection with civil and criminal threatened, pending, completed actions, suits and proceedings coextensive with the indemnification provisions set forth in the Registrant's ByLaws. The section also authorizes the advancement of expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding if provided by the corporation's articles of incorporation, by-laws or agreement.

Item 7.  Exemption from Registration Claimed.

         The securities were issued under the Plan in reliance upon the exemption afforded by Section 4(2) of the Securities Act of 1933, as amended, as such issuance did not involve a public offering of securities.

Item 8.  Exhibits.

         (a) The exhibits to the registration statement are listed in the Index to Exhibits included on Page II-1 herein.


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Item 9.  Undertakings.

         (a) The undersigned Registrant hereby undertakes to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.





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                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Plainview, State of New York on this 27th day of March, 1997.

                                          PACKAGING PLUS SERVICES, INC.


                                      By: /s/ Richard Altomare
                                          -------------------------------------
                                          Richard Altomare, President

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the date indicated.

                                          PACKAGING PLUS SERVICES, INC.


                                      By: /s/ Richard Altomare
                                          -------------------------------------
                                          Richard Altomare, President




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                                  EXHIBIT INDEX


Exhibit
Number                     Exhibit
-------                    -------

1                          Consulting Agreement by and
                           between the Company and
                           Rajiv Vohra dated February
                           1, 1997, as amended on
                           March 14, 1997

2                          Consent of Independent
                           Auditors